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EXHIBIT 8.1

[Letterhead of Sullivan & Cromwell]



June 27, 2000



ING Groep N.V.,
Strawinskylaan 2631,
P.O. Box 810, 1000 AV Amsterdam,
The Netherlands.

Ladies and Gentlemen:

As U.S. tax counsel to ING Groep N.V. ("ING Group"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form F-4 (the "Registration Statement"), of the Prospectus-Proxy Statement for the proposed acquisition of ReliaStar Financial Corp. ("ReliaStar") pursuant to an Agreement and Plan of Merger, dated as of April 30, 2000, between ReliaStar, ING Group, ING America Insurance Holdings, Inc. and SHP Acquisition Corp., we hereby confirm to you that the description in the Prospectus-Proxy Statement included in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences" is an accurate summary in all material respects of the U.S. federal income tax matters discussed therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sullivan & Cromwell